EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Savings and Investment Plan Committee of Minerals Technologies Inc.
Minerals Technologies Inc. Savings and Investment Plan:

We consent to the incorporation by reference in the registration statements (No. 333-160002, 333-59080, 333-62739, 333-138245, 333-206244, and 333-249761) on Form S-8 of Minerals Technologies Inc. of our report dated June 21, 2024, with respect to the statements of net assets available for benefits of Minerals Technologies Inc. Savings and Investment Plan as of December 31, 2023 and 2022, the related statements of changes in net assets available for benefits for the years ended December 31, 2023 and 2022, and the related notes, and the supplemental schedule, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2023, which report appears in the December 31, 2023 annual report for Form 11-K of the Minerals Technologies Inc. Savings and Investment Plan.

/s/ Withum Smith+Brown, PC

New York, New York
June 21, 2024